EX-99.CERT 11(a)(1)


                               REICH & TANG FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       Covered Officers/Purpose of the Code


This code of ethics (the "Code") applies to the Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom are set forth in Exhibit A) of the Reich & Tang Funds listed in Exhibit B (each a "Fund" and collectively, the "Funds") for the purpose of promoting:

        o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

        o compliance with applicable laws and governmental rules and regulations;

        o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

        o     accountability for adherence to the Code.


Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The Funds' and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be

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                                                         EX-99.CERT 11(a)(1)

deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Directors/Trustees (the "Boards") that the Covered Officers may also be officers of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

                                     * * * *

              Each Covered Officer must:

        o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

        o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

        o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some potential conflict of interest situations that should be discussed with Fund counsel in order to determine whether these situations pose a material risk of causing detriment to the Funds. Examples of these include:

        o service as a director on the board of any public or private company;

        o the receipt of any non-nominal gifts from any company with which a Fund has current or prospective business dealings, to the extent the situation is not addressed by a Fund's 17j-1 Code of Ethics or the investment adviser's Code of Ethics;

        o the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety, to the extent the situation is not addressed by a Fund's 17j-1 Code of Ethics or the investment adviser's Code of Ethics;

        o any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

        o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.
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                                                         EX-99.CERT 11(a)(1)

III.     Disclosure and Compliance

        o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds;

        o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

        o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

        o each Covered Officer should comply with his or her obligations under the Funds' Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) that the Funds are required to file; and

        o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability


              Each Covered Officer must:

        o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

        o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

        o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

        o notify the Audit Committee promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

Fund counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers1 sought by the Covered Officers must be considered Fund counsel.

The Funds will follow these procedures in investigating and enforcing this Code:

        o Fund counsel will take all appropriate action to investigate any potential violations reported to it;

        o if, after such investigation, Fund counsel believes that no violation has occurred, Fund counsel is not required to take any further action;

--------
1 Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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                                                         EX-99.CERT 11(a)(1)

        o if Fund counsel determines that a violation has occurred it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include (i) review of, and appropriate modifications to, applicable policies and procedures;
              (ii) notification to appropriate personnel of the investment adviser or its board; or (iii) a recommendation to dismiss the Covered Officer;

        o Fund counsel will be responsible for granting waivers, as appropriate; and

        o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-l under the Investment Company Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      Amendments

Any amendments to this Code, other than amendments to Exhibits A or B, must be approved or ratified by a majority vote of the Boards.

VII.     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than Fund counsel and the Board of Directors (and its counsel) of a Fund where such reports or records pertain to a Covered Officer of such Fund.

VIII.    Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Adopted:  July 31, 2003

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                                                         EX-99.CERT 11(a)(1)


                                    Exhibit A

                     Persons Covered by this Code of Ethics

Steven W. Duff
Principal Executive Officer (all funds except Pax World Money Market Fund, Inc.)

Thomas W.Grant
Principal Executive Officer (Pax World Money Market Fund, Inc. only)

Richard De Sanctis
Principal Financial Officer




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                                                         EX-99.CERT 11(a)(1)

                                    Exhibit B


California Daily Tax Free Income Fund, Inc.
Connecticut Daily Tax Free Income Fund, Inc.
Daily Tax Free Income Fund, Inc.
Delafield Fund, Inc.
Florida Daily Municipal Income Fund
Institutional Daily Income Fund, Inc.
New Jersey Daily Municipal Income Fund, Inc.
Pax World Money Market Fund, Inc.
Short Term Income Fund, Inc.